Exhibit 99.1

DEPARTMENT OF PUBLIC UTILITIES

D.P.U. 19-130	April 17, 2020

Petition of Fitchburg Gas and Electric Light Company d/b/a Unitil (Electric Division), pursuant to G.L. c. 164, § 94 and 220 CMR 5.00, for Approval of a General Increase in Electric Base Distribution Rates.

ORDER ON PROPOSED SETTLEMENT

APPEARANCES:		Gary Epler, Chief Regulatory Counsel
Unitil Service Corporation
6 Liberty Lane West
Hampton, New Hampshire 03842
	FOR:	FITCHBURG GAS AND ELECTRIC LIGHT COMPANY
Petitioner

Maura Healey, Attorney General
Commonwealth of Massachusetts
Joseph W. Rogers
Matthew E. Saunders
Assistant Attorneys General
Office of Ratepayer Advocacy
One Ashburton Place
Boston, Massachusetts 02108
Signatory

D.P.U. 19-130	Page ii

Stephen Bright, Esq. Colin P. Carroll, Esq. Ben Dobbs, Esq.
Rachel Graham Evans, Esq.
Robert Hoaglund, Esq. Department of Energy Resources
100 Cambridge Street, Suite 1020
Boston, Massachusetts 02114
FOR:	MASSACHUSETTS DEPARTMENT OF ENERGY RESOURCES
Intervenor

Jerrold Oppenheim, Esq.
57 Middle Street
Gloucester, Massachusetts 01930
FOR:	LOW-INCOME WEATHERIZATION AND FUEL ASSISTANCE PROGRAM NETWORK
Intervenor

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I.	INTRODUCTION

On December 17, 2019, Fitchburg Gas and Electric Light Company d/b/a Unitil (Electric Division) (“Unitil” or “Company”) filed a petition with the Department of Public Utilities (“Department”) seeking approval of an increase in base distribution rates for electric service pursuant to G.L. c. 164, § 94, as well as other proposals. The rates in the Company’s last electric base distribution rate case went into effect on May 1, 2016. Fitchburg Gas and Electric Light Company, D.P.U. 15-80 (2016).

In the filing, Unitil sought to increase its rates to generate $2.7 million in additional base distribution revenues and establish a performance-based ratemaking plan (“PBR Plan”). The PBR Plan would adjust rates annually in accordance with a revenue-cap formula, share earnings with customers when the Company’s return was above a specific threshold, and evaluate the Company’s performance on key Department service and policy items during the proposed five-year term. The Company’s Capital Cost Adjustment (“CCA”) would be phased out and the Revenue Decoupling Adjustment Charge (“RDAC”) would be modified to allow for the proposed PBR formula to determine the Annual Target Revenue (“ATR”) by rate class to be used in the RDAC each year. The Company also stated that its requested rate increase considered the reduction in the federal corporate income tax rate and the return of excess accumulated deferred income taxes (“ADIT”) that resulted from the Tax Cuts and Jobs Act of 2017 (“Tax Act”), which became effective January 1, 2018.1

[1]

On December 22, 2017, the Tax Act was signed into law. Pub. L. No. 115-97, 131 Stat. 2054: An Act to provide for reconciliation pursuant to titles II and V of the concurrent resolution on the budget for fiscal year 2018. Among other things, the Act reduced the federal corporate income tax rate from 35 percent to 21 percent, effective January 1, 2018. On February 2, 2018, the Department opened an investigation to determine the Act’s effect on the rates of the Department’s regulated utilities. Investigation into Effect of Reduction in Federal Income Tax Rates, D.P.U. 18-15 (2018). Subsequently, the Department directed the Company to return to electric ratepayers savings associated with the reduction in the federal corporate income tax rate and excess accumulated deferred income taxes related to the tax rate change. D.P.U. 18-15-E at 47-49; D.P.U. 18-15-A at 57-59.

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The Company’s filing is based on a test year of January 1, 2018 through December 31, 2018. The Department docketed this matter as D.P.U. 19-130 and suspended the effective date of the proposed rate increase until November 1, 2020, to investigate the propriety of the Company’s petition. D.P.U. 19-130, Suspension Order at 1 (December 20, 2019).

On January 31, 2020, Unitil and the Attorney General of the Commonwealth of Massachusetts (“Attorney General”) (“Settling Parties”) submitted the following documents: (1) a Joint Motion for Approval of Settlement Agreement (“Joint Motion”); (2) the Settlement; and (3) an Explanatory Statement (“Explanatory Statement”).2 In the Joint Motion, the Settling Parties request that the Department find that (1) the terms of the Settlement are reasonable and (2) implementation of the terms of the Settlement will result in

[2]

The Department required that any settlement be accompanied by an explanatory statement to facilitate review that included a procedural history, a section-by-section summary of the settlement, the issues underlying the settlement and the major implications of the settlement, whether any of the issues raise policy implications, whether other pending proceedings may be affected, whether the settlement involves issues of first impression, if there is any change in treatment from a previously decided issue, and any other materials needed to evaluate the settlement. D.P.U. 19-130, Hearing Officer Memorandum (December 23, 2019).

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just and reasonable rates for the Company (Joint Motion at 1). As explained in further details below, by its terms, the Settlement is deemed withdrawn, unless the Department approves the entire Settlement by May 1, 2020.

II.	HISTORICAL BACKGROUND AND PROCEDURAL HISTORY

The Company provides retail electric and gas distribution service to customers in the City of Fitchburg and the Towns of Ashby, Lunenburg, and Townsend (Exh. Unitil-CLV-1, at 3-4). In addition, Unitil provides gas-only distribution service in the City of Gardner and the Town of Westminster (Exh. Unitil-CLV-1, at 3-4). Unitil serves approximately 30,000 electric customers and 16,000 gas customers in these cities and towns (Exh. Unitil-CLV-1, at 4). Approximately 3,900 electric customers are commercial and industrial (“C&I”) customers who contribute 41 percent to the Company’s annual revenue (Exh. Unitil-CLV-1, at 3-4).

Unitil is a wholly owned utility subsidiary of Unitil Corporation (Exh. Unitil-CLV-1, at 4). Unitil Corporation is a public utility holding company engaged in the retail distribution of electricity and gas through its three utility subsidiaries: (1) Unitil, which provides electric and gas service in Massachusetts; (2) Unitil Energy Systems, Inc., which provides electric service in the southeastern seacoast and state capital regions of New Hampshire; and (3) Northern Utilities, Inc., which provides natural gas service in southeastern New Hampshire and portions of southern and central Maine (Exh. Unitil-CLV-1, at 4). In addition, Unitil Corporation is the parent company of Granite State Gas Transmission, which is an interstate natural gas pipeline company (Exh. Unitil-CLV-1, at 4). Unitil Corporation

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also owns the following subsidiaries: (1) Unitil Power Corp.3; (2) Unitil Realty Corp.; (3) Unitil Resources, Inc.; and (4) Unitil Service Corp., which provides engineering, financial, managerial, and regulatory services to Unitil Corporation’s utility subsidiaries (Exh. Unitil-CLV-1, at 4).

On December 23, 2019, the Attorney General filed a notice of intervention pursuant to G.L. c. 12, § 11E. On February 3, 2020, the Department granted intervention to the Department of Energy Resources (“DOER”) and the Low-Income Weatherization and Fuel Assistance Program Network (“Network”).

Pursuant to notice duly issued, the Department held a public hearing in the Company’s service territory on February 26, 2020, during which the Settlement was discussed. During the course of the instant proceeding, the Department received written and oral comments from a number of the Company’s customers.

In support of the Company’s filing, the following witnesses provided testimony: (1) Christine L. Vaughan, Unitil Corporation’s Senior Vice President, Chief Financial Officer, and Treasurer; (2) Christopher Goulding, Director of Rates and Revenue Requirements, Unitil; (3) Daniel Main, Assistant Controller, Unitil; (4) Russ A. Feingold, Vice President, Rates & Regulatory Services Practice, Black & Veatch Management Consulting, LLC; (5) John Closson, Vice President of People, Shared Services &

[3]

As a result of industry restructuring and the introduction of retail choice in New Hampshire, Unitil Power Corp. is currently winding up its business operations and obligations (Exh. Unitil-CLV-1, at 4).

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Organizational Effectiveness, Unitil; (6) Tonya Rochette, Director of Human Resources, Unitil; (7) Jonathan Giegerich, Tax Manager, Unitil; (8) Kevin Sprague, Vice President of Engineering, Unitil; (9) Tressa Bickford, Manager of Utility Accounting and Budgeting, Unitil; (10) Sara M. Sankowich, Manager of Forestry Operations & Sustainability, Unitil; (11) Ned Allis, Vice President of Gannet Fleming Valuation and Rate Consultants, LLC; (12) John D. Taylor, Principal Consultant, Black & Veatch Management Consulting, LLC.; (13) Douglas Debski, Senior Regulatory Analyst, Unitil; and (14) Dylan D’Ascendis, Director of ScottMadden, Inc. The evidentiary record consists of approximately 335 exhibits.4

III.	DESCRIPTION OF PROPOSED SETTLEMENT PROVISIONS

A.	Introduction

The Settlement provides for a base distribution rate increase of $1.067 million over current rates, effective November 1, 2020 (Settlement at § 1.1.1). Pursuant to the Settlement, the proposed base distribution rate increase includes an agreed-upon revenue requirement and agreed-upon adjustments to the Company’s proposed revenue requirement (Settlement at §§ 1.1.2, 1.1.3).5 In particular, the Settlement provides that the Company

[4]

On its own motion, the Department moves into the record of this proceeding the Company’s initial filing and supporting documentation as well as the Settlement and supporting documentation, which includes responses to information requests issued by the Attorney General.

[5]

The Settlement sets forth the Settling Parties’ agreement with respect to various components of the Company’s revenue requirement. As set forth in the Settlement, the Company will make adjustments, effective November 1, 2020, associated with payroll expense, restricted stock options, medical expense, decoupling deferral, rate case expense, storm reserve fund, basic service cost adjustment, the Tax Act, excess accumulated deferred income taxes, distributed generation deposits for construction, capital additions, capitalized non-service costs, software amortization, inflation allowance, cash working capital, property taxes, and rate base (Settlement at §§ 1.2.1 through 1.2.13.1). The Settlement also provides that the Company’s revenue requirement includes the amortization of hardship protected accounts receivables balance (Settlement at § 1.3.1).

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shall decrease its initial filing revenue requirement by $0.053 million associated with the Company’s storm reserve fund, and shall implement a Major Storm Reserve Fund (“MSRF”), effective November 1, 2020, with the same elements as the storm reserve funds approved by the Department in Massachusetts Electric Company and Nantucket Electric Company, D.P.U 18-150 (2019) and NSTAR Electric Company and Western Massachusetts Electric Company, D.P.U. 17-05 (2017) (Settlement at §§ 1.2.6.1 through 1.2.6.3).6 The base distribution rate increase also includes the Company’s Storm Resiliency Program (“SRP”) at the spending level approved in D.P.U. 15-80.

[6]

The agreed-upon particulars of MSRF include (1) an annual contribution to the MSRF of $140,000 per year, collected through base rates; (2) a threshold for recovery of $25,000 in incremental expenses per storm; (3) $50,000 in incremental expenses collected in base rates to account for deductible costs for an average of two storms per year; (4) recovery of incremental storm costs above the $25,000 threshold and up to a cap of $350,000 per storm; (5) the allowance for the MSRF balance to accrue carrying charges at the prime rate, beginning at the time they are incurred as a result of receipt of invoices for such charges; (6) the creation of a Storm Reserve Adjustment Clause, which provides a means to recover or refund costs in excess of the amount of storm reserve funding amortized in base distribution rates; and (7) Unitil’s deferral of the recovery of incremental storm costs over $350,000 per storm, with carrying charges accrued at the prime rate, beginning at the time they are incurred, with the ability to seek recovery of these costs through a separate filing, or as part of the Company’s next base rate case (Settlement at §§ 1.2.6.4 through 1.2.6.7).

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The Settlement allows for the Company’s solar generation assets to continue to be recovered through the Solar Cost Adjustment Factor (“SCAF”) outside of base distribution rates, and it moves all pension and post-retirement benefits other than pension (“PBOP”) recovery from base distribution rates into the Pension/PBOP Adjustment Factor (“PAF”) (Settlement at §§ 1.1.4, 1.1.5). The Settling Parties also agree that solicitation expenses pursuant to Sections 83C and 83D of An Act Relative to Green Communities, St. 2008, c. 169, as amended by St. 2016, c. 188, § 12, have been removed from the test year and will be recovered via the Company’s Long-Term Renewable Energy Contract Adjustment (“LTRCA”) (Settlement at § 1.16.1).

Pursuant to the Settlement, the Company will forego seeking any tax refund recoupment associated with the Department’s decision in Investigation into Effect of Reduction in Federal Income Tax Rates, D.P.U. 18-15-F (2019), and it will withdraw the Motion for Clarification filed on March 6, 2019, pending in docket D.P.U. 18-15 (Settlement at §§ 1.2.8.1, 1.2.8.2). Further, the Settlement shifts the flowback of excess ADIT7 from the Tax Adjustment Credit Factor (“TACF”) to base distribution rates and eliminates the TACF effective November 1, 2020 (Settlement at § 1.1.6).8 In addition, to the extent that

[7]

The Settlement provides that the flowback to ratepayers of excess ADIT included in the Company’s revenue requirement shall be $0.593 million, which results in an increase to Unitil’s initial filing revenue requirement of $0.042 million (Settlement at § 1.2.9.1).

[8]

The Settlement provides that the Company’s TACF, which currently is a refund (i.e., a credit) to customers, will be increased by $0.432 million, in order to bring the factor to zero, and any TACF remaining balance will be recovered or credited to the Company’s external transmission charge (Settlement at § 1.1.6).

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any future change in the federal corporate income tax rate takes effect prior to November 1, 2023, the Company agrees to flow through any adjustments in a single-issue rate filing (Settlement at § 1.2.8.3).

Pursuant to the Settlement, the Company withdraws its request for a PBR plan (Settlement at § 1.15.1). The Settlement also states that, other than the November 1, 2020 proposed rate increase, the Company will not increase or redesign base distribution rates for tariffs of general applicability to become effective prior to November 1, 2023 (Settlement at § 1.6.1).9,10

[9]

Pursuant to the Settlement, the creation of any new reconciling rate recovery factor shall be deemed a base distribution rate increase and, therefore, may not become effective before November 1, 2023, unless mandated by statute or required by Department order applicable to all electric utilities by the Department (Settlement at § 1.6.2). The Settlement provides that this rate freeze provision is not intended to apply to any reconciling rate recovery factor in existence as of the effective date of the Settlement (Settlement at § 1.6.2). Further, the Settlement provides that the rate freeze provision will not apply to the following: (1) an adjustment to flow through the next federal corporate income tax rate change; (2) any required changes to the Company’s SMART tariff, M.D.P.U. No. 335; (3) the Company’s pending Grid Modernization Recovery Tariff; (4) the Company’s MSRF described above, including the provision for recovery of incremental storm costs over $350,000 per storm; or (5) any revised or new tariff provision resulting from the Department’s consideration in Distributed Generation Interconnection, D.P.U. 19-55 (currently pending) of cost allocation proposals to address infrastructure modifications needed to interconnect a distributed generation facility (Settlement at § 1.6.2).

[10]

The Settlement provides that during the base distribution rate freeze, the Company may adjust its annual target revenue due to the occurrence of any singular (not collective) event beyond the Company’s control resulting in incremental cost changes due to (1) changes in tax laws that uniquely affect the electric utility industry; (2) accounting changes unique to the electric utility industry; or (3) regulatory, judicial, or legislative changes uniquely affecting the electric utility industry, if the total distribution revenue impact of such event exceeds $0.080 million (Settlement at §§ 1.7.1, 1.7.2).

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B.	Capital Structure and Rate of Return

Pursuant to the Settlement, the Company will use a 9.70 percent return on equity for ratemaking purposes (Settlement at § 1.5.1). Additionally, the Company will use a capital structure consisting of 52.45 percent common equity and 47.55 percent long-term debt, excluding goodwill (Settlement at § 1.5.2). The long-term debt rate shall be at an interest rate of 6.09 percent, and the resulting calculated weighted average cost of capital to be used for ratemaking purposes, pursuant to the Settlement, is 7.99 percent (Settlement at §§ 1.5.3, 1.5.4).

C.	Cost Allocation and Rate Design

Pursuant to the Settlement, the Company will assign the base distribution rate increases by the percentage of volumetric base revenue11 generated from current base distribution rates (i.e., rates approved in D.P.U. 15-80) using the 2018 test year normalized volumes (Settlement at § 1.8.1). Further, the Settlement provides that the resulting allocated portion of the base revenue increase will be added to the 2018 volumetric base revenue of each volumetric rate component to determine the target volumetric base revenue by rate component (Settlement at § 1.8.1). Next, according to the Settlement, the target volumetric

[11]	The Settlement states that volumetric base revenue will include demand and energy revenue as well as luminaire charge revenue for Company-owned outdoor lighting (Settlement at § 1.8.1, n.4).

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base revenue by rate component will be divided by the 2018 test year normalized volumes and demand to derive the base distribution rates to become effective on November 1, 2020 (Settlement at § 1.8.1).

The Settlement provides that the base distribution rate changes shall only impact the demand and energy components of base rates and for Company-owned outdoor lighting or luminaire charges (Settlement at § 1.9.1). Pursuant to the Settlement, the rate design shall be derived by maintaining the current customer charge for all rate classes (Settlement at § 1.9.2). For rate classes with only an energy component, the energy rates shall be increased to collect the increase in the revenue caused by the rate increases, such that taken together with the customer charge revenue, the total calculated revenue using 2018 normalized test year billing determinants equals the revenue requirement for the class (Settlement at § 1.9.3). For rate classes with both demand and energy rates, those rates shall be increased by the same percentage, such that taken together with the customer charge revenue, the total calculated revenue using 2018 normalized billing determinants equals the revenue requirement for the class (Settlement at § 1.9.4). For company-owned outdoor lighting, the luminaire charges will be increased by the same percentage (Settlement at § 1.9.5). Finally, the Settlement provides that pursuant to the Company’s revenue decoupling adjustment clause, the total Benchmark Revenue is $27.269 million,12 subject to adjustment to reflect the recovery of actual rate case expense associated with this proceeding (Settlement at § 1.10.1).

[12]

The Settlement also states that the Company shall continue to include streetlights as part of its revenue decoupling mechanism, including a street-lighting sales adjustment provision (Settlement at § 1.10.1).

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D.	Low-Income Discount, Time-of-Use Rates, and Distributed Generation

The Settlement provides that the low-income discount will be increased to 34.5 percent, and the residential assistance adjustment clause reconciliation will be updated effective November 1, 2020 to reflect this change (Settlement at § 1.11.1). The Settling Parties also agreed to meet three months following approval of the Settlement to discuss time-of-use and electric vehicle rates for residential and commercial and industrial basic service customers (Settlement at § 1.12.1). Finally, the Company shall no longer charge eligible Distributed Generation (“DG”) facilities a tax gross-up on Contributions in Aid of Construction (“CIAC”) if the DG facility meets the five-part test set forth in IRS Notice 2016-36, and will provide refunds to eligible DG facilities from which a tax gross-up of the CIAC was previously collected (Settlement at §§ 1.13.1; 1.13.2).

E.	Capital Cost Adjustment Recovery

The Settlement indicates that the revenue requirement calculations, including depreciation, return, and taxes associated with eligible CCA additions, as they were calculated in Fitchburg Gas and Electric Light Company, D.P.U. 18-62 (2018), and Fitchburg Gas and Electric Light Company, D.P.U. 19-79 (2019), along with prior period reconciliations for CCA additions made since January 1, 2015, remain pending review by the Attorney General and the Department (Settlement at § 1.14.1.1). Moreover, the Settlement provides that the Company’s currently approved CCA tariff will be revised to reflect the

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following changes: (1) incorporation of the new capital structure, composite depreciation rate, CCA allocator, and rate of return as approved in the Settlement; (2) inclusion in the CCA cumulative revenue requirement of property tax on Cumulative Net CapEx, with the composite property tax rate set at 2.12 percent, calculated as the ratio of total annual property taxes paid to total net plant in service; (3) a limit on the annual Actual Net Capital Expenditures recovered through the CCA for calendar year 2019, for rates effective January 1, 2021, and thereafter of no more than $11.0 million annually, less than the annual settlement allowance of $6.3 million in base distribution rates for depreciation expense; (4) a provision stating that if the annual change in the cumulative revenue requirement exceeds 1.5 percent of total revenue, the difference shall be deferred with interest calculated at the customer deposit rate, and will be included in the CCA for recovery in the subsequent years; and (5) a provision stating that effective November 1, 2020, the CCA will be reduced to zero and any reconciling balance will be included in the CCA rates effective January 1, 2021, allowing for a new CCA to be established to recover the 2020 and 2021 revenue requirement for the 2019 vintage investments, and any reconciling balance (Settlement at § 1.14.2.1).

F.     Other Settlement Terms

The Settlement states that it (1) shall not constitute an admission by any party that any allegation or contention in this proceeding is true or false and (2) establishes no principles and, except as to those issues resolved by approval of this Settlement, shall not foreclose any party from making any contention in any future proceedings (Settlement at §§ 2.1, 2.2). The Settlement provides that the Settling Parties agree that the content of Settlement negotiations,

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including work papers and documents produced in connection with the Settlement, is confidential (Settlement at § 2.3). The Settlement also states that all offers of settlement are without prejudice to the position of any party or participant presenting such offer or participating in such discussion and that the content of settlement negotiations are not to be used in any manner with these or other proceedings involving the parties to this Settlement (Settlement at § 2.3).

The Settling Parties state that the intent is for the Company’s customers to receive the full benefit of the matters addressed in the Settlement, not some substitute regulatory treatment of lesser value, and the terms of the Settlement shall not be interpreted to diminish the intended customer benefit (Settlement at § 2.4). The Settlement prohibits the Company from recovering more than once any charges collected under this Settlement or in any other rate, charge, or tariff the Company collects, and it requires a full refund with interest as soon as reasonably possible in the event that such over-recovery is discovered (Settlement at § 2.8).

The terms of the Settlement provide that the Department shall have its usual jurisdiction to implement the terms of the Settlement (Settlement at § 2.7). The Settlement provides that nothing in the Settlement shall be construed to limit the Attorney General’s right to petition the Department for a review of the Company under G.L. c. 164, § 93 or other laws or regulations, or to pursue any cause of action related to the Settlement in court under G.L. c. 93A (Settlement at §§ 2.7, 2.9).

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The Settlement provides that its provisions are not severable and that the Settlement is conditioned on approval in full by the Department (Settlement at § 2.5). The Settlement provides that it shall be effective upon its approval by the Department and, should the Department not approve the Settlement in its entirety by May 1, 2020, the Settlement states that it shall be deemed withdrawn and not constitute any part of the record in this proceeding or be used for any other purpose (Settlement at § 2.6).

IV.    STANDARD OF REVIEW

In assessing the reasonableness of an offer of settlement, the Department reviews all available information to ensure that the settlement is consistent with Department precedent and the public interest. Fall River Gas Company, D.P.U. 96-60 (1996); Essex County Gas Company, D.P.U. 96-70 (1996); Boston Edison Company, D.P.U. 92-130-D at 5 (1996); Bay State Gas Company, D.P.U. 95-104, at 14-15 (1995); Boston Edison Company, D.P.U. 88-28/88-48/89-100, at 9 (1989). A settlement among the parties does not relieve the Department of its statutory obligation to conclude its investigation with a finding that a just and reasonable outcome will result. D.P.U. 95-104, at 15; D.P.U. 88-28/88-48/89-100, at 9.

It is well established that the Department’s goals for utility rate structure are efficiency, simplicity, continuity, fairness, and earnings stability. D.P.U. 95-104, at 15; Bay State Gas Company, D.P.U. 92-111, at 283 (1992); see also Massachusetts Electric Company, D.P.U. 95-40, at 144-45 (1995). The Department has previously accepted settlements that include cost allocation and/or rate design when such settlements were consistent with the Department’s goals. D.P.U. 96-60; D.P.U. 96-70; D.P.U. 95-104, at 15; Massachusetts Electric Company, D.P.U. 91-52 (1991).

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V.     ANALYSIS AND FINDINGS

The Department has reviewed the terms of the Settlement and supporting documents, the Company’s initial filing, and responses to all information requests.13 The Department also has carefully reviewed and considered the comments made at the public hearing and submitted in writing. In particular, the Department has fully evaluated the proposed revenue increases in light of the information provided in and with the Settlement concerning the appropriate revenue requirement of the Company, its test-year revenues and expenses, and capital additions. The Department also has reviewed the proposed implementation of the MSRF, continuation of the SRP, SCAF-related provisions, transfer of pension and PBOP recovery to the PAF, treatment of solicitation expenses, and transfer of the flowback of ADIT to base rates and the associated termination of the TACF. Further, we have reviewed the Settlement provisions concerning the Company’s pending and future CCA recovery.

Based on all of the above considerations, we find that the Settlement, taken as a whole, provides for a level of additional revenues that is consistent with findings that might reasonably have been made by the Department, and, therefore, produces a level of revenues consistent with the establishment of just and reasonable rates. We also conclude that the

[13]	The Department fully supports the use of settlement negotiations as a means through which a company can satisfy its obligation to provide safe, reliable, least-cost electric service to ratepayers.

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aforementioned reconciling proposals set forth in the Settlement are consistent with Department ratemaking precedent and will result in just and reasonable rates. Further, we find that the Settlement results in a utility rate structure that reflects the Department’s goals of efficiency, simplicity, continuity, fairness, and earning stability. D.P.U. 95-104, at 15. As a result, the Department concludes that the Settlement is consistent with both applicable law and public interest, and we find that approval of the Settlement provisions results in a just and reasonable resolution of the many issues in this proceeding, including the Company’s tax-related issues under investigation in D.P.U. 18-15. NSTAR Electric Company, D.T.E. 03-121, at 49 (2004). Accordingly, the Settlement is approved.

In accordance with the terms of the Settlement, the Department’s acceptance does not constitute a determination as to the merits of any allegations or contentions made in this proceeding not expressly covered by the Settlement. In addition, the Department’s acceptance does not establish a precedent for future filings, whether ultimately settled or adjudicated.14

This Order is intended to be, and shall be construed to be, a final order of the Department issued pursuant to G.L. c. 25, § 5, and expressly does not form, and may not be considered to form, a contract binding on the Department or the Commonwealth of

[14]

As the Department has noted in the past, the Settlement’s confidentiality provision set out at Section 2.3 does not bind the Department or preclude its inquiry as events may warrant. Cambridge Electric Light Company/Commonwealth Electric Company, D.T.E. 04-114/03-118, at 6 n.4 (2005); Boston Edison Company, D.T.E. 03-117-A (Phase II) at 5 n.6 (2004). To the extent that the parties intend the assertion of confidentiality to be a motion for protective treatment, it is premature.

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Massachusetts. In ruling on the Settlement, the Department exercised its regulatory authority under G.L. c. 164, §§ 76, 94, and 94I; the Department’s approval of the Settlement does not make the Department a party to the Settlement.

Notwithstanding any agreements reached by the Settling Parties, the Department may enforce any of the commitments or obligations provided in the Settlement and the terms of this Order under its regulatory authority, including G.L. c. 164, §§ 76, 94, and 94I, and not as a matter of contract law.

With approval of the Settlement, the Company is directed to file new tariffs to be effective November 1, 2020, reflecting the base distribution rate increase of $1.067 million and relevant provisions of this Settlement. The Department directs that the Company make such a compliance filing consistent with the terms of the Settlement.

VI.     ORDER

Accordingly, after due notice, public hearing, and consideration, it is

ORDERED: That the Joint Motion for Approval of Settlement, submitted by Fitchburg Gas and Electric Light Company d/b/a Unitil (Electric Division) and the Attorney General of the Commonwealth of Massachusetts on January 31, 2020, is GRANTED and the Settlement is APPROVED; and it is

FURTHER ORDERED: That proposed tariffs M.D.P.U. Nos. 326 (Supp. 1), 342 through 352 filed by Fitchburg Gas and Electric Light Company d/b/a Unitil (Electric Division) on December 17, 2019, to become effective January 1, 2020, are DISALLOWED; and it is

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FURTHER ORDERED: That Fitchburg Gas and Electric Light Company d/b/a Unitil (Electric Division) shall file new schedules of rates and charges as required by this Order and shall design all rates in compliance with this Order; and it is

FURTHER ORDERED: That the new rates shall apply to electricity consumed on and after November 1, 2020, but unless otherwise ordered by the Department, shall not become effective earlier than seven days after the rates are filed with supporting data demonstrating that such rates comply with this Order; and it is

FURTHER ORDERED: That Fitchburg Gas and Electric Light Company d/b/a Unitil (Electric Division) shall comply with all other directives contained in this Order.

By Order of the Department,

/s/ Matthew H. Nelson
Matthew H. Nelson, Chair

/s/ Robert E. Hayden
Robert E. Hayden, Commissioner

/s/ Cecile M. Fraser
Cecile M. Fraser, Commissioner

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An appeal as to matters of law from any final decision, order or ruling of the Commission may be taken to the Supreme Judicial Court by an aggrieved party in interest by the filing of a written petition praying that the Order of the Commission be modified or set aside in whole or in part. Such petition for appeal shall be filed with the Secretary of the Commission within twenty days after the date of service of the decision, order or ruling of the Commission, or within such further time as the Commission may allow upon request filed prior to the expiration of the twenty days after the date of service of said decision, order or ruling. Within ten days after such petition has been filed, the appealing party shall enter the appeal in the Supreme Judicial Court sitting in Suffolk County by filing a copy thereof with the Clerk of said Court. G.L. c. 25, § 5.